                                                                    EXHIBIT 2.4

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                               STOCK PURCHASE AGREEMENT

                                     BY AND AMONG

                            STAR TELECOMMUNICATIONS, INC.,

                                     T-ONE CORP.

                                         AND

                                     TAHA MIKATI








                             Dated as of January 26, 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1       INDEX OF DEFINED TERMS. . . . . . . . . . . . . . . . . . . . 1
     1.2       OTHER TERMS . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE II     PURCHASE AND SALE OF SHARES . . . . . . . . . . . . . . . . . 4
     2.1       PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . 4
     2.2       PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . . 4
     2.3       ESCROW OF SHARES. . . . . . . . . . . . . . . . . . . . . . . 5
     2.4       PURCHASE PRICE ADJUSTMENT.. . . . . . . . . . . . . . . . . . 5

ARTICLE III    CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     3.1       CLOSING DATE. . . . . . . . . . . . . . . . . . . . . . . . . 5
     3.2       DELIVERIES OF THE SHAREHOLDER . . . . . . . . . . . . . . . . 5
     3.3       DELIVERIES OF STAR. . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF STAR. . . . . . . . . . . . 6
     4.1       ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . 6
     4.2       CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . 6
     4.3       AUTHORITY RELATIVE TO AGREEMENT . . . . . . . . . . . . . . . 6
     4.4       STAR SHARES . . . . . . . . . . . . . . . . . . . . . . . . . 6
     4.5       NO VIOLATIONS OR CONSENTS . . . . . . . . . . . . . . . . . . 7
     4.6       LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . 7
     4.7       FINANCIAL STATEMENTS AND REPORTS. . . . . . . . . . . . . . . 7
     4.8       BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     4.9       ABSENCE OF AGREEMENTS, DISCUSSIONS OR PLANS . . . . . . . . . 8
     4.10      DUE DILIGENCE . . . . . . . . . . . . . . . . . . . . . . . . 8
     4.11      REGULATION S REPRESENTATIONS AND WARRANTIES . . . . . . . . . 8

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE
               COMPANY AND THE SHAREHOLDER . . . . . . . . . . . . . . . . . 8
     5.1       CORPORATE ORGANIZATION. . . . . . . . . . . . . . . . . . . . 8
     5.2       CAPITAL STOCK; OWNERSHIP AND TITLE TO THE SHARES. . . . . . . 8
     5.3       AUTHORITY RELATIVE TO AGREEMENT . . . . . . . . . . . . . . . 9
     5.4       NO VIOLATIONS OR CONSENTS . . . . . . . . . . . . . . . . . .10
     5.5       GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS . . . . . . . . .10
     5.6       LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . .10
     5.7       FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . .11
     5.8       NO LIABILITIES. . . . . . . . . . . . . . . . . . . . . . . .11
     5.9       ABSENCE OF CERTAIN CHANGES. . . . . . . . . . . . . . . . . .11
     5.10      BENEFIT PLANS . . . . . . . . . . . . . . . . . . . . . . . .13

                                          i

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                           PAGE
                                                                           ----

     5.11      ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     5.12      ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . . .15
     5.13      REAL ESTATE LEASES. . . . . . . . . . . . . . . . . . . . . .15
     5.14      TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. . . .16
     5.15      TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .16
     5.16      INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . . . .17
     5.17      LABOR MATTERS . . . . . . . . . . . . . . . . . . . . . . . .17
     5.18      INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . .17
     5.19      CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . .18
     5.20      CUSTOMERS . . . . . . . . . . . . . . . . . . . . . . . . . .18
     5.21      NO HSR FILING . . . . . . . . . . . . . . . . . . . . . . . .18
     5.22      ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . .18
     5.23      BOARD OF DIRECTORS APPROVAL . . . . . . . . . . . . . . . . .19
     5.24      NO AGREEMENTS TO SELL . . . . . . . . . . . . . . . . . . . .19
     5.25      BROKERS . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     5.26      TRANSACTIONS WITH AFFILIATED PARTIES. . . . . . . . . . . . .19
     5.27      REGULATION S REPRESENTATIONS AND COVENANTS. . . . . . . . . .19

ARTICLE VI     COVENANTS AND AGREEMENTS. . . . . . . . . . . . . . . . . . .21
     6.1       CONDUCT OF THE BUSINESS OF THE COMPANY
                 PRIOR TO THE CLOSING DATE . . . . . . . . . . . . . . . . .21
     6.2       ACCESS TO PROPERTIES AND RECORD; STAR NOTICE. . . . . . . . .23
     6.3       ACQUISITION PROPOSALS . . . . . . . . . . . . . . . . . . . .23
     6.4       INDEMNIFICATION BY STAR . . . . . . . . . . . . . . . . . . .23
     6.5       INDEMNIFICATION BY THE SHAREHOLDER. . . . . . . . . . . . . .24
     6.6       CERTAIN LIMITATIONS OF INDEMNIFICATION. . . . . . . . . . . .25
     6.7       CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . .26
     6.8       REASONABLE BEST EFFORTS . . . . . . . . . . . . . . . . . . .27
     6.9       DELIVERY OF FINANCIAL STATEMENTS AND OTHER
                 DOCUMENTS BY THE COMPANY. . . . . . . . . . . . . . . . . .27
     6.10      DELIVERY OF SEC FILINGS BY STAR; NOTICE TO THE
                SHAREHOLDER. . . . . . . . . . . . . . . . . . . . . . . . .28
     6.11      NON-COMPETITION . . . . . . . . . . . . . . . . . . . . . . .28
     6.12      CERTAIN EVENTS. . . . . . . . . . . . . . . . . . . . . . . .28
     6.13      RESTRICTION ON TRANSFER OF SHARES . . . . . . . . . . . . . .28

ARTICLE VII    CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . .29
     7.1       CONDITIONS TO EACH PARTY'S OBLIGATION UNDER
               THIS AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . .29
     7.2       CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
               AND THE SHAREHOLDER UNDER THIS AGREEMENT. . . . . . . . . . .29
     7.3       CONDITIONS TO OBLIGATIONS OF STAR UNDER THIS AGREEMENT. . . .30


                                          ii

                                  TABLE OF CONTENTS
                                     (CONTINUED)


                                                                           PAGE
                                                                           ----

ARTICLE VIII   TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . .31
     8.1       TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . .31
     8.2       AMENDMENT . . . . . . . . . . . . . . . . . . . . . . . . . .31
     8.3       WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . .32

ARTICLE IX     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .32
     9.1       SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . . . . .32
     9.2       EXPENSES AND FEES . . . . . . . . . . . . . . . . . . . . . .32
     9.3       NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     9.4       HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . .34
     9.5       PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . .34
     9.6       ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . .34
     9.7       ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . .34
     9.8       COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . .34
     9.9       INVALIDITY, ETC.. . . . . . . . . . . . . . . . . . . . . . .34
     9.10      SPECIFIC PERFORMANCE. . . . . . . . . . . . . . . . . . . . .34
     9.11      GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . .35
     9.12      BOOKS AND RECORDS . . . . . . . . . . . . . . . . . . . . . .35

EXHIBITS


Exhibit A           Form of Escrow Agreement
Exhibit B           Form of Registration Rights Agreement



DISCLOSURE SCHEDULES


Schedule 5.4        Consents and Violations
Schedule 5.5        Permits
Schedule 5.6        Litigation
Schedule 5.8        Liabilities
Schedule 5.9        Changes
Schedule 5.11       Benefit Plans
Schedule 5.12       Environmental Matters
Schedule 5.13       Real Estate Leases
Schedule 5.14       Real Property
Schedule 5.15       Taxes
Schedule 5.16       Registered Intellectual Property
Schedule 5.17       Labor
Schedule 5.18       Insurance
Schedule 5.19       Contracts
Schedule 5.20       Customers
Schedule 5.22       Accounts Receivable
Schedule 5.25       Brokers
Schedule 5.26       Affiliated Party Transactions

                               STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement is entered into as of January 26, 1998 (this "Agreement"), by and among STAR Telecommunications, Inc., a Delaware corporation ("STAR"), T-One Corp., a Delaware corporation (the "Company"), and Taha Mikati, an individual (the "Shareholder").


                                   R E C I T A L S:

     A. The Company owns and operates a long distance telecommunication business.

     B. The Shareholder owns 100% of the issued and outstanding shares (the "Shares") of the Company's Common Stock, $.01 par value per share (the "Company's Common Stock"); and

     C. Pursuant to the terms and conditions of this Agreement, the Shareholder wishes to sell the Shares to STAR and STAR wishes to acquire the Shares from the Shareholder, as further set forth below. In that regard, the Company wishes to facilitate the purchase and sale of the Shares and each of the other transactions described in this Agreement and has agreed to make the representations, warranties, covenants, agreements and other accommodations set forth herein.


                                  A G R E E M E N T

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

     1.1 INDEX OF DEFINED TERMS. The following terms shall have the respective meanings given thereto in the sections indicated below:

                DEFINED TERM                                           SECTION
                Acquisition Proposal                                   6.3

                Actions                                                5.6


                                          1


                DEFINED TERM                                           SECTION

                Affiliated Party                                       5.26

                Agreement                                              Preamble

                Audited Financial Statements                           5.7

                Average Price                                          2.2

                Closing                                                3.1

                Closing Date                                           3.1

                Communications Act                                     6.8

                Company                                                Preamble

                Company Balance Sheet                                  5.14

                Company's Common Stock                                 Recitals

                Company Employee Benefit Plans                         5.11

                Company Employee Pension Benefit Plan                  5.11

                Company Real Properties                                5.12

                Company Taxes                                          5.15

                Contracts                                              5.19

                December Balance Sheet                                 2.4

                December Net Worth                                     2.4

                Disposition                                            5.27(f)

                Encumbrances                                           5.2(b)

                Environmental Law                                      5.12

                ERISA                                                  5.11

                Escrow Agent                                           2.3

                Escrow Agreement                                       2.3

                Escrow Period                                          2.3

                Escrow Shares                                          2.3

                Exchange Act                                           4.7

                                          2




                DEFINED TERM                                           SECTION


                FCC                                                    6.8

                Financial Statements                                   5.7

                GAAP                                                   2.4

                Indemnified Party                                      6.6(f)

                Intellectual Property                                  5.16

                IRC                                                    5.10

                IRS                                                    5.11

                Large Customers                                        5.20

                Losses                                                 6.4(a)

                Material Adverse Effect                                5.1

                PBGC                                                   5.11

                Permits                                                5.5

                Permitted Liens                                        5.14

                Registered Intellectual Property                       5.16

                Regulation S                                           4.11

                Restricted Period                                      5.27(c)

                SEC                                                    4.7

                SEC Filings                                            4.7

                Securities Act                                         4.7

                Shareholder Indemnitees                                6.4(a)

                Shareholder's Threshold Amount                         6.5(a)

                STAR                                                   Preamble

                STAR Shares                                            2.2

                STAR Common Stock                                      2.2

                STAR Indemnitees                                       6.5(a)

                STAR's Accountants                                     2.4

                                          3




                DEFINED TERM                                          SECTION

                STAR's Threshold Amount                                6.4(a)

                Tax Returns                                            5.15

                Termination Date                                       5.27(f)

                Transfer Agent                                         5.27(g)

                Unaudited Financial Statements                          5.7

     1.2 OTHER TERMS. For purposes of this Agreement, the following terms or phrases shall have the following meanings:

               (a) "Person" shall mean and include any corporation, partnership, limited liability company, trust, unincorporated organization, other entity or individual.

               (b) "Knowledge," "to the best knowledge of" and any derivative thereof of any Person shall mean the actual knowledge of such Person after reasonable inquiry. For purposes of this Agreement, the knowledge of the Company means the actual knowledge of the executive officers and directors of the Company after reasonable inquiry.


                                      ARTICLE II
                             PURCHASE AND SALE OF SHARES

     2.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, at the Closing, as defined below, the Shareholder agrees to sell, assign and transfer the Shares to STAR, and STAR agrees to purchase the Shares from Shareholder.

     2.2 PURCHASE PRICE. Subject to Section 2.4, the Shareholder shall receive 660,000 shares (the "STAR Shares") of STAR's common stock, $0.001 per share ("STAR Common Stock") as the purchase price (the "Purchase Price") for the sale, assignment, transfer and delivery of all of the issued and outstanding Shares to STAR at the Closing. The number of STAR Shares issuable pursuant to this Section 2.2 shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations and recapitalizations of STAR Common Stock, as well as the issuance of shares of capital stock of STAR or any successor or assign of STAR (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in conversion or substitution of, STAR Common Stock, in each case occurring after the date hereof.

     2.3 ESCROW OF SHARES. A total of nine and nine-tenths percent (9.9%) of the STAR Shares (the "Escrow Shares") shall be deposited at the Closing Date in an escrow established with Citicorp Trust, N.A. (California) or such other Person mutually agreeable to STAR and the Shareholder (the "Escrow Agent"), such escrow to be pursuant to the terms of that certain escrow agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement").
As further set forth in the Escrow Agreement, the Escrow Shares shall be held in escrow for a period (the "Escrow Period") commencing at the Closing Date, as defined below, and ending on the earlier to occur of (a) the first anniversary thereof and (b) the completion following the Closing Date of the first audited consolidated financial statements of STAR containing combined operations of STAR and the Company. The Escrow Shares shall be subject to offset pursuant to the terms of Section 6.5, as further set forth in the Escrow Agreement. Any such offset against the Escrow Shares shall be calculated as set forth in the Escrow Agreement.

     2.4       PURCHASE PRICE ADJUSTMENT.

               Prior to the Closing Date, the Shareholder shall deliver to STAR the audited balance sheet of the Company as of December 31, 1997 (the "December Balance Sheet"), which shall be prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"). The Purchase Price shall be adjusted by the amount, if any, by which the December Net Worth is less than negative Nine Hundred Thousand Dollars (-$900,000). Any such adjustment shall be made at a price per share equal to $31.82 (the "Average Price"). For purposes hereof, "December Net Worth" shall mean assets minus liabilities, as each is set forth on the December Balance Sheet.


                                     ARTICLE III
                                       CLOSING

     3.1 CLOSING DATE. Subject to the fulfillment of the conditions specified in Article VII (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions), the purchase and sale of the Shares shall be consummated at a closing (the "Closing") to be held at the offices of STAR, at 223 East de la Guerra Street, Santa Barbara, CA 93101 at 11:00 a.m. or at such time as STAR, the Company and the Shareholder shall mutually agree but not later than May 31, 1998 (such date and time being herein referred to as the "Closing Date").

     3.2 DELIVERIES OF THE SHAREHOLDER. At the Closing, the Shareholder shall deliver to STAR (a) a stock certificate representing the Shares, duly endorsed for transfer and with appropriate stock powers, and (b) all of the agreements, documents and instruments required to be delivered by the Company and the Shareholder under Section 7.3.

     3.3 DELIVERIES OF STAR. At the Closing, STAR shall deliver to the Shareholder (a) payment of the Purchase Price by delivery of two certificates representing the

STAR Shares and (b) all of the agreements, documents and instruments required to be delivered by STAR under Sections 7.2. Simultaneously therewith, the Shareholder shall deposit with the Escrow Agent a certificate representing the Escrow Shares pursuant to the Escrow Agreement.

                                      ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF STAR

     STAR represents and warrants to the Shareholder as follows:

     4.1 ORGANIZATION. STAR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets and to conduct its business in the manner in which it is presently conducted.

     4.2 CAPITAL STOCK. The authorized capital stock of STAR consists in its entirety of 50,000,000 shares of Common Stock, $0.001 par value, of which, as of December 31, 1997, 16,428,540 were issued and outstanding, and 5,000,000 shares of Preferred Stock, $0.001 par value per share, none of which is issued and outstanding.

     4.3 AUTHORITY RELATIVE TO AGREEMENT. STAR has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by STAR of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of STAR. This Agreement has been duly executed and delivered by STAR, and is a legal, valid and binding obligation of STAR, enforceable against STAR in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Each other agreement to be executed by STAR in connection with this Agreement will be duly executed and delivered by STAR and will constitute a legal, valid and binding obligation of STAR, enforceable against STAR in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.4 STAR SHARES. The STAR Shares to be issued to the Shareholder on the Closing Date have been duly authorized and, when issued in exchange for the Shares pursuant to the terms hereof, will be validly issued, fully paid and non-assessable, and not subject to any liens, pledges, charges, encumbrances, restrictions of any kind, preemptive rights or any other rights or interests of third parties or any other Encumbrances, as defined below. The STAR Shares will, on the Closing Date, be approved for quotation on the Nasdaq National Market.

     4.5 NO VIOLATIONS OR CONSENTS. The execution, delivery and performance of this Agreement by STAR and the consummation thereby of the transactions contemplated hereby, will not (a) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of STAR or any agreement or instrument to which STAR or any of its property is subject,
(b) require the consent, waiver, approval, license or authorization of or any filing by STAR with any Person or governmental authority, other than the rules and regulations of the National Association of Securities Dealers, Inc. in order to have the STAR Shares approved for quotation on the Nasdaq National Market, and (c) violate or conflict with any law, rule, order, writ, judgment, injunction, award, determination, regulation, permit, ordinance or decree applicable to STAR.

     4.6 LITIGATION. Except as may be disclosed in the SEC Filings, as defined below, there are no suits, arbitrations, actions, claims, complaints, grievances, investigations or proceedings pending or, to the best of STAR's knowledge, threatened against STAR that, if resolved against STAR could be reasonably expected to have a material adverse effect on STAR or on STAR's ability to consummate the transactions contemplated by this Agreement.

     4.7 FINANCIAL STATEMENTS AND REPORTS. STAR heretofore has delivered to the Company and the Shareholder true and complete copies of (a) its Prospectus dated June 12, 1997, (b) its Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997 and (c) its Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the "SEC") on December 15, 1997. Since June 12, 1997, STAR has filed with the SEC all forms, reports and documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of the respective times such documents were or shall be filed or, as applicable, became or will become effective, the SEC Filings made as of the date of this Agreement and all SEC Filings made after the date hereof and prior to the Closing Date, complied (in the case of SEC Filings filed on or before the date hereof) or shall comply (in the case of SEC Filings after the date hereof) as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not (in the case of SEC Filings filed on or before the date hereof) or will not (in the case of SEC Filings filed after the date hereof) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of STAR (including the notes thereto) included in the SEC Filings were prepared or will be prepared in accordance with GAAP and (except as may be indicated therein or in the notes thereto) present fairly or will present fairly the consolidated financial position, results of operations and cash flows of STAR and its consolidated subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to
normal recurring year-end adjustments.   As used herein, "SEC Filings" shall
mean all filings made or to be made prior to the Closing Date by STAR with the SEC pursuant to the Securities Act and the Exchange Act.

     4.8 BROKERS. STAR has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement or the transactions contemplated hereby.

     4.9 ABSENCE OF AGREEMENTS, DISCUSSIONS OR PLANS. STAR has not entered into any agreements of any kind or taken any action to authorize, nor is it engaged in any discussions with any Person, with respect to a sale or transfer of shares of STAR Common Stock representing more than fifty percent (50%) of the outstanding shares thereof or the sale of all or substantially all of its assets. As of the date hereof, the Board of Directors of STAR has not authorized any recapitalization, reclassification, spinoff, split-up, stock or extraordinary cash dividend, combination or reverse split with respect to the STAR Common Stock.

     4.10 DUE DILIGENCE. STAR acknowledges that it has been provided with the opportunity (a) to examine the physical properties and facilities of the Company, (b) to meet and discuss with the officers, employees, agents and accountants of the Company and the Shareholder and (c) to examine such other data (including copies of the Contracts, the Permits and the Intellectual Property) concerning the Company.

     4.11 REGULATION S REPRESENTATIONS AND WARRANTIES. Assuming the accuracy in all respects of the representations and warranties of the Shareholder in Section 5.27, the offer and sale of the STAR Shares by STAR to the Shareholder in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Regulation S promulgated under the Securities Act ("Regulation S").


                                      ARTICLE V
                            REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND THE SHAREHOLDER

     Except as set forth in the disclosure schedules attached hereto (the "Disclosure Schedules"), the Company and the Shareholder jointly and severally represent and warrant to STAR as follows:

     5.1 CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed, in the aggregate, would have a material adverse effect on the financial condition, results of operations or business of the Company (a "Material Adverse Effect"). True and correct copies of the charter documents of the Company have been delivered or made available to STAR. The Company does not otherwise directly or indirectly own any equity interest in any Person.

     5.2       CAPITAL STOCK; OWNERSHIP AND TITLE TO THE SHARES.

               (a) CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists in its entirety of one thousand (1,000) shares of the Company's Common Stock, of which one hundred (100) are issued and outstanding. The Shares are the only issued and outstanding shares of the Company's Common Stock. The Shares have been duly authorized and validly issued, are fully paid and non-assessable, are free of preemptive rights and were issued in compliance with all applicable securities laws and regulations. There are no voting trusts or other agreements, arrangements or understandings with respect to the voting of the Shares to which the Company, the Shareholder or any other person is a party. There are no preemptive rights, registration rights, subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to issued or unissued shares of the Company's Common Stock or other securities of the Company and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire or sell, issue or otherwise transfer any outstanding securities thereof.

               (b) OWNERSHIP AND TITLE TO THE SHARES. The Shareholder is the sole record and beneficial owner of the Shares and has good and valid title in and to the Shares. The Shares are, and on the Closing Date will be, free and clear of any and all liens, security interests, mortgages, deeds of trust, pledges, claims, rights of first refusal, options, encumbrances, restrictions, preemptive or subscriptive rights or other rights of third parties ("Encumbrances") other than those created by STAR. On the Closing, upon consummation of the transactions contemplated by this Agreement, STAR will acquire good and valid title to the Shares, free and clear of any and all Encumbrances, other than those created by STAR.

     5.3 AUTHORITY RELATIVE TO AGREEMENT. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by each of the Company and the Shareholder and constitutes the legal, valid and binding obligation of each of the Company and the Shareholder, enforceable against each of the Company and the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed in connection with this Agreement by the Company and the Shareholder on or prior to the Closing Date will be duly executed and delivered by each of the Company and the Shareholder, as the case may be, and will constitute a legal, valid and binding obligation of each of the Company and the Shareholder, enforceable against each of the Company and the Shareholder in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.4 NO VIOLATIONS OR CONSENTS. Except as set forth on Schedule 5.4 hereto, the execution, delivery and performance of this Agreement by the Company and by the Shareholder and the consummation by such parties of the transactions contemplated hereby will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Company or to the Shareholder, (b) require the consent, waiver, approval or authorization of or any filing by the Company or by the Shareholder with any person or governmental authority, (c) violate, result (with or without notice or the passage of time, or both) in a breach of, or give rise to the right to terminate, accelerate or cancel any obligation under, or require the payment of any fee, or constitute (with or without notice or the passage of time, or both) a default under, any of the terms or provisions of the Certificate of Incorporation or Bylaws of the Company or any indenture, mortgage, lien, Contract, as defined below, order, judgment, ordinance, regulation, decree or other agreement or instrument to which the Company or the Shareholder is subject or bound which would have, individually or in the aggregate, a Material Adverse Effect or interfere in any material respect with the Company's or the Shareholder's ability to consummate the transactions contemplated by this Agreement, (d) result in the creation of any Encumbrance upon any of the property of the Company which would have, individually or in the aggregate, a Material Adverse Effect, (e) result in the creation of any Encumbrance upon any of the Shares or (f) result in a loss or adverse modification of any license, permit, certificate, franchise, Contract or other right granted to or otherwise held by the Company, which loss or modification would have, individually or in the aggregate, a Material Adverse Effect.
Neither the Company nor the Shareholder has, in connection with this Agreement,
(x) obtained any waiver, supplement, modification or amendment of the terms or provisions of any indenture, mortgage, lien, lease, agreement, Contract, instrument, order, judgment, ordinance, regulation or decree to which the Company or the Shareholder is subject or bound or (y) entered into any understanding or agreement with respect thereto.

     5.5 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. Schedule 5.5 is a true and complete list of all material governmental licenses, franchises, permits and other authorizations ("Permits") held by the Company. Such Permits are all governmental licenses, franchises, permits and other authorizations reasonably necessary to the conduct of the business of the Company as presently conducted, such Permits are valid and in full force and effect and the Company knows of no threatened suspension, cancellation or invalidation of any such Permit. The Company is not in conflict with, or is in default or violation of, any Permit applicable to the Company or by which any property or asset of the Company is bound or affected, except where such conflicts, defaults or violations, in the aggregate, would not have a Material Adverse Effect.

     5.6 LITIGATION. Except as set forth on Schedule 5.6 hereto, there are no actions, proceedings, claims, complaints, grievances, investigations or unfair labor practice complaints or grievances or investigations (collectively, "Actions") pending or, to the best knowledge of the Company and the Shareholder, threatened, against the Company or any of the assets or properties of the Company or against the Shareholder before any court or governmental or regulatory authority or body or arbitrator, which, if such Action were determined adversely to the Company, would have, individually or in the aggregate, a Material Adverse Effect, nor, to the best knowledge of the Company and the Shareholder, is there any reasonable basis for any of the foregoing. There are no Actions pending or, to the best knowledge of the Company and the Shareholder, threatened against the Company or the Shareholder challenging the validity or propriety of the transactions contemplated by this Agreement. None of the assets, property or other rights of the Company thereof is subject to any order, judgment, injunction, writ or decree, which would have, individually or in the aggregate, a Material Adverse Effect.

     5.7 FINANCIAL STATEMENTS. The Company has previously delivered to STAR its audited balance sheet for the fiscal years ended December 31, 1994, 1995 and 1996, along with the accompanying statements of income and statements of cash flow for such fiscal years (collectively, the "Audited Financial Statements"). Prior to the Closing, the Company will deliver to STAR its unaudited balance sheet for the fiscal year ended December 31, 1997, along with the accompanying statement of income and statement of cash flow for such fiscal year (the "Unaudited Financial Statements," and collectively with the Audited Financial Statements, the "Financial Statements"). The Audited Financial Statements were prepared, and the Unaudited Financial Statements will be prepared, pursuant to the books and records of the Company and, with respect to the Audited Financial Statements, such preparation was made in accordance with GAAP (except as may be indicated therein or in the notes thereto). The Audited Financial Statements present fairly, and the Unaudited Financial Statements will present fairly, in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flow for the periods then ended, subject to normal year-end adjustments, except that the Unaudited Financial Statements may not contain all notes and disclosures required by GAAP.

     5.8 NO LIABILITIES. Except as set forth on Schedule 5.8, the Company does not have any material liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured), including without limitation any liabilities due or to become due to any taxing authority having jurisdiction over the Company, except liabilities, obligations or commitments (a) reflected in, reserved against or disclosed in the Financial Statements (including the notes thereto), (b) under Contracts, leases and other agreements and instruments listed on Schedules 5.13, 5.16 and 5.19, and (c) incurred since January 1, 1997 in the ordinary course of the Company's business and consistent with the Company's past practices.

     5.9       ABSENCE OF CERTAIN CHANGES.  Except as set forth in Schedule 5.6,
5.8 or 5.9, since January 1, 1997, the Company has conducted its business in the ordinary course and there has not been any:

               (a) material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company;

               (b) addition to or modification of employee benefits plans, arrangements or practices, other than in the ordinary course of business, consistent with past practice;

               (c) sale, assignment or transfer of any of the material assets of the Company, other than in the ordinary course of business, consistent with past practice;

               (d) cancellation of any indebtedness owed to the Company in an aggregate amount greater than Seventy Five Thousand Dollars ($75,000), or waiver of any rights of similar value to the Company relating to any of its business activities or properties, other than in the ordinary course of business;

               (e) amendment, cancellation or termination of any Contract material to the Company, other than in the ordinary course of business, consistent with past practices;

               (f)  failure to repay any material obligation of the Company;

               (g) change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or results of operations;

               (h) material revaluation by the Company of its assets, including without limitation, any material write-offs, material increases in any reserves except in the ordinary course of business consistent with past practice or any material write-up of the value of inventory, property, equipment or any other asset;

               (i) material damage, destruction or loss (if not covered by insurance) affecting any office or other facility maintained by the Company or any other material asset of the Company and resulting in a loss in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000);

               (j) Encumbrance with respect to any assets of the Company except for Permitted Liens, equipment leases or other Encumbrances arising in the ordinary course of business;

               (k) declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) with respect to the Shares, or any redemption, purchase or other acquisition of any of the Shares, or any other payment to the Shareholder;

               (l) issuance by the Company of, or commitment by it to issue, any shares of the Company's Common Stock or other equity securities or any securities convertible into or exchangeable or exercisable for shares of the Company's Common Stock or other equity securities;

               (m) indebtedness for borrowed money incurred by the Company or any commitment to incur indebtedness for borrowed money entered into by the Company, or any loans made or agreed to be made by the Company, other than pursuant to credit facilities described on Schedule 5.19;

               (n) incurrence of other liabilities involving an aggregate amount in excess of One Hundred Fifty Thousand Dollars ($150,000) or more, except in the ordinary course of business, or any material increase or change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

               (o) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities reserved against in the Financial Statements or of liabilities incurred in the ordinary course of business, consistent with past practice, since such date or of other liabilities involving Fifty Thousand Dollars ($50,000) or less individually and One Hundred Fifty Thousand Dollars ($150,000) or less in the aggregate;

               (p) increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee or any severance or termination pay, except for increases in the ordinary course of business, consistent with past practices or as required by law or any existing agreement and except for cost of living adjustments and other increases consistent with past practices;

               (q) granting of any bonus, incentive compensation, service, award or other like benefit to any officer or employee except in accordance with plans or arrangements disclosed on Schedule 5.11; or

               (r) other event or condition of any character which in any one case or in the aggregate has had a Material Adverse Effect.

     5.10 BENEFIT PLANS. Except as disclosed on Schedule 5.11, the Company has no outstanding any written employment agreement with any officer or employee of the Company or any bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, severance, salary continuation, consulting, retirement (including health and life insurance benefits provided after retirement) or pension plan (including Company Employee Benefit Plans, as defined below) or arrangement with or for the benefit of any officer, employee or other person, or for the benefit of any group of officers, employees or other persons, that provides for payment of more than $100,000 in annual benefits. The Company has not made, or entered into any agreement to make, any payment that becomes payable as a result of the consummation of this transaction which would be treated as an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "IRC"). There are no such agreements, plans or other arrangements entered into with or provided for any independent contractors with whom the Company has a business relationship.

     5.11 ERISA. Set forth on Schedule 5.11 are all of the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but without regard to whether any such plan is in fact subject to ERISA, that is sponsored, or is being maintained or contributed to, by the Company that provides for payment of more than Seventy Five Thousand Dollars ($75,000) in annual benefits (the "Company Employee Benefit Plans"). None of the Company Employee Benefit Plans are "multiemployer plans" as defined in Section 3(37) of ERISA. The Company has furnished or made available or will promptly after the date hereof make available to STAR (a) a true and complete copy of the plan document and summary plan description, if any, for each Company Employee Benefit Plan, (b) a true and complete copy of the most recently filed Form 5500 (including the related schedules) with respect to each Company Employee Benefit Plan for which such form is required to be filed, (c) a true and complete copy of any trust agreement, insurance contract or other agreement or arrangement serving as source of funding any benefits payable under any Company Employee Benefit Plan, and (d) the most recently issued financial statement and actuarial report, if any, for each Company Employee Benefit Plan. No "prohibited transactions" (as such term is defined in Section 4975 of the IRC, or in Part 4 of Subtitle B of Title I of ERISA) have occurred with respect to any Company Employee Benefit Plan that would result in the imposition of taxes or penalties that, in the aggregate, would have a Material Adverse Effect. With respect to each of the Company Employee Benefit Plans that is intended to qualify for favorable income tax treatment under Section 401(a) of the IRC, (i) the Internal Revenue Service ("IRS") has issued a favorable determination letter with respect to such plan;
(ii) except as set forth on Schedule 5.11, the Company has furnished or made available to STAR a copy of the determination letter most recently issued by the IRS with respect to such plan and the application filed with the IRS for such determination letter; and (iii) to the best knowledge of the Company and the Shareholder, no event has occurred from the date of each such favorable determination letter that would materially adversely affect the tax-qualified status of the plan in question. Each Company Employee Benefit Plan has been administered in compliance with the applicable requirements of ERISA and the IRC, and in compliance with all other applicable provisions of law, except for such noncompliance, if any, that, in the aggregate, would not have a Material Adverse Effect. With respect to each Company Employee Benefit Plan, the Company has not incurred liabilities which, in the aggregate, would have a Material Adverse Effect as a result of the violation of or the failure to comply with any applicable provision of ERISA, the IRC, any other applicable provision of law, or any provision of such plan. None of the Company Employee Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA (a "Company Employee Pension Benefit Plan"), has incurred an "accumulated funding deficiency," within the meaning of Section 302 of ERISA or
Section 412 of the IRC which, in the aggregate, would have a Material Adverse Effect. The Company has not failed to make any contribution to, or to make any payment under, any Company Employee Benefit Plan that it was required to make pursuant to the terms of the plan or pursuant to applicable law in any amount which, in the aggregate, would have a Material Adverse Effect. To the best knowledge of the Company, no "reportable events," with respect to which a notice must be filed with the Pension Benefit Guaranty Corporation ("PBGC"), has occurred with respect to any Company Employee Pension Benefit Plan subject to Title IV of the ERISA which events, in the aggregate, would have a Material Adverse Effect. No proceedings by the PBGC to terminate any Company Employee Pension Benefit Plan pursuant to Subtitle C of Title IV of ERISA have to the best of the Company's knowledge, been instituted or threatened which, in the aggregate, would have a Material Adverse Effect. Except for any liabilities in an amount which, in the aggregate, would not have a Material Adverse Effect, the Company (1) has not incurred any liability to the PBGC in connection with any Company

Employee Pension Benefit Plan, including any liability under Section 4069 of ERISA and any penalty imposed under Section 4071 of ERISA, (2) has not terminated any Company Employee Pension Benefit Plan, or ceased operations at any facility or withdrawn from any Company Employee Pension Benefit Plan, in a manner that could subject it to liability or any liens under Section 4062, 4063, 4064 or 4068 of ERISA or (3) has no knowledge as to the existence of any state of facts, or as to the occurrence of any transactions, that would result in any liability of the Company to the PBGC under any other provision of Title IV of ERISA. There is no pending or, to the best knowledge of the Company or the Shareholder, threatened legal action, proceeding or investigation against or involving any Company Employee Benefit Plan which would result in liabilities to the Plan, the Company that, in the aggregate, would have a Material Adverse Effect. Except as disclosed on Schedule 5.11, the present value of accrued benefits of each Company Employee Benefit Plan that is a defined benefit plan as defined in Section 3(35) of ERISA does not exceed the value of the assets of such plan available to pay such benefits by an amount that, in the aggregate for all such plans, would have a Material Adverse Effect.


     5.12      ENVIRONMENTAL MATTERS.    "Company Real Properties" shall mean
all real property now or previously owned, operated or leased by the Company. Except as set forth on Schedule 5.12: (i) the Company and each of the Company Real Properties is in compliance with, and has no liability under any or all applicable Environmental Laws, except where the failure to comply or such liability would not have a Material Adverse Effect; (ii) neither the Company nor any of the Company Real Properties has been alleged in writing by any governmental agency or third party to be in violation of, to be liable under, or to be subject to any administrative or judicial proceeding pursuant to, any Environmental Law, the violation of which would have a Material Adverse Effect; and (iii) to the best knowledge of the Company and each Subsidiary, there are no facts or circumstances which would result in any claims against the Company relating to environmental matters which, in the aggregate, would have a Material Adverse Effect. As used herein, "Environmental Law" means any federal, state, or local law, statute, rule or regulation, or the common law governing or relating to the environment.

     5.13 REAL ESTATE LEASES. Schedule 5.13 sets forth a complete and accurate list, a copy of which has been delivered to or made available to STAR of (a) all leases and subleases under which the Company is lessor or lessee of any real property, together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto; (b) all options held by the Company or contractual obligations on the part of the Company to purchase or acquire any material interest in real property; and (c) all options granted by the Company or contractual obligations on the part of the Company to sell or dispose of any material interest in real property (except for sale-leaseback transactions) in each such instance in items (a) through (c) above, which provides for an annual payment of more than Fifty Thousand Dollars ($50,000). Such leases, subleases and other agreements constitute binding obligations of the Company and, to the best of its knowledge, the other parties thereto, and
(x) there are no defaults thereunder by the Company or, to the best of Company's knowledge, by any other party thereto; and (y) no event has occurred which (with notice, lapse of time or both or occurrence of any other event) would constitute a default by the Company or, to the best of the Company's knowledge, by any other party thereto, other than defaults or events which, in the aggregate, would not have a Material Adverse Effect. The Company has good and valid leasehold title to all such leased property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Liens, as defined below.

     5.14      TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.
Schedule 5.14 lists all real property owned by the Company as of the date of this Agreement. The Company has good and valid title in fee simple to all of the real property listed on Schedule 5.14, free and clear of all encumbrances, liens, charges or other restrictions of any character whatsoever, except for
(a) statutory liens for taxes or assessments not due or delinquent or the validity of which is being contested in good faith, (b) mechanics, workers, repairmen's and other similar liens arising or incurred in the ordinary course of business, (c) such other liens, imperfections in title, charges, easements, restrictions and other encumbrances, if any, which in the aggregate do not have a Material Adverse Effect, and (d) those items set forth on Schedule 5.14 (collectively, the "Permitted Liens"). Except for leased assets, the Company has good and valid title to all of the material tangible personal property used in its business, including, without limitation, those reflected in the balance sheet of the Company for the fiscal year ended December 31, 1996 (the "Company Balance Sheet") (other than assets disposed of in the ordinary course of business since January 1, 1997), free and clear of all encumbrances, except for Permitted Liens, and except as reflected or disclosed in the Financial Statements.

     5.15 TAX MATTERS. Except as set forth on Schedule 5.15, the Company has paid, or the Financial Statements contain adequate provision for, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on the Company or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Company Taxes"), for the Company taxable period ended on December 31, 1996 and all fiscal periods of the Company prior thereto, except such nonpayment, or failure to make adequate provision, which, in the aggregate, would not have a Material Adverse Effect. Company Taxes paid and/or incurred from December 31, 1996 until the Closing Date include only Company Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on December 31, 1996. Except as disclosed on Schedule 5.15, the Company has timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which the Company is required to file ("Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, in the aggregate, would not have a Material Adverse Effect, and except for the nonpayment or nonprovision of such amounts which, in the aggregate, would not have a Material Adverse Effect. Except as set forth on Schedule 5.15, (a) neither the Company has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of the Company, (b) the Company is not a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Tax, (c) no written claim has ever been made or threatened by an authority in a jurisdiction where the Company do not file Tax

Returns that they are or may be subject to Taxes by that jurisdiction, except for any such claims as, in the aggregate, would not have a Material Adverse Effect and (d) no issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have a Material Adverse Effect upon the Company. Except as set forth on Schedule 5.15, no Action is pending or, to the best knowledge of the Company and the Shareholder, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from the Company of any Company Taxes, no material unresolved written claim for any deficiency, assessment or collection of any Company Taxes has been asserted against the Company, and all resolved assessments of Company Taxes have been paid or are reflected in the Financial Statements.

     5.16 INTELLECTUAL PROPERTY. Schedule 5.16 lists all the registered patents, trademarks, service marks, copyrights, trade names and applications for any of the foregoing owned by the Company as of the date of this Agreement (the "Registered Intellectual Property"). The Company has good title to the Registered Intellectual Property and has good title to, or valid licenses or rights to use, all patents, copyrights, trademarks, trade names, brand names, proprietary and other material technical information, technology and software (collectively "Intellectual Property") which are used in the operation of its business as presently conducted. There are no claims or proceedings pending or, to the Company's and the Shareholder's knowledge, threatened against the Company asserting that the Company is infringing or engaging in the unauthorized use of any Intellectual Property of any other person or entity.

     5.17 LABOR MATTERS. The Company is not a party to any collective bargaining agreement with respect to any of its employees. None of the employees of the Company are represented by any labor union and, as of the date hereof, the Company has no knowledge of any union organizational efforts involving the Company's employees during the past five years. Except as set forth on Schedule 5.17, the Company has not received written notice of any claim, or has knowledge of any facts which would give rise to any claim, that it has not complied in any respect with any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety, except to the extent that such non-compliance would not have a Material Adverse Effect.

     5.18 INSURANCE. Schedule 5.18 lists, as of the date of this Agreement, all material policies of fire, products liability, general liability, vehicle, worker's compensation, directors' and officers' liability, title and other insurance owned or held by or covering the Company or any of their property or assets which are material to the business of the Company. As of the date hereof, all of such policies are in full force and effect, except as to matters or defaults which, in the aggregate, would not have a Material Adverse Effect, and no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced or cannot be replaced on substantially similar terms prior to the date of such cancellation or termination.

     5.19 CONTRACTS. Schedule 5.19 contains a complete and correct list of all material agreements, contracts and commitments (collectively, the "Contracts"), (a) to which the Company is a party or by which it is bound, or
(b) by which any of the assets, properties or the business is bound, and in either case, which constitute (i) mortgages, indentures, security agreements, and other agreements and instruments relating to the borrowing of money by or from, or any extension or credit to or from, the Company; (ii) operating agreements, carrier agreements and other vendor agreements; (iii) agreements or commitments for capital expenditures; (iv) brokerage or finder's agreements;
(v) partnership, joint venture or other arrangements or agreements involving a sharing of profits or expenses; (vi) contracts or commitments to sell, lease or otherwise dispose of any assets, properties or business other than in the ordinary course of business; (vii) contracts or commitments limiting the freedom of the Company to compete in any line of business or in any geographic area or with any person, and any nondisclosure or nonsolicitation agreements which limit the Company; (viii) any other agreements, contracts and commitments material to the business, operations or financial condition of the Company, in each instance under items (i) through (viii) above which Contract relates to an aggregate amount of more than $50,000. Such Contracts constitute binding obligations of the Company and, to the best of its knowledge, the other parties thereto, and
(x) there are no defaults thereunder by the Company or, to the best of Company's knowledge, by any other party thereto; and (y) no event has occurred which (with notice, lapse of time or both or occurrence of any other event) would constitute a default by the Company or, to the best of the Company's knowledge, by any other party thereto, other than defaults or events which, in the aggregate, would not have a Material Adverse Effect.

     5.20 CUSTOMERS. Schedule 5.20 hereto sets forth the six (6) largest customers for the fiscal year ended December 31, 1997 (the "Large Customers") and the amount of all payments made by such Large Customers for such period.
To the best knowledge of the Company and the Shareholder, the Company has a good business relationship with its Large Customers and none of the Large Customers has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or, since January 1, 1997, decreased materially, or threatened in writing to decrease or limit materially, its usage of the services of the Company.

     5.21 NO HSR FILING. The transactions contemplated by this Agreement are not subject to the filing of a premerger notification and report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     5.22 ACCOUNTS RECEIVABLE. The accounts receivable of the Company set forth on the Company Balance Sheet or which have arisen since January 1, 1997 have arisen only from bona fide transactions in the ordinary course of business. The services sold and delivered that gave rise to such accounts were sold and delivered in conformity in all material respects with applicable Contracts and, with respect to the Company's three largest customers during such periods, except as set forth on Schedule 5.22, there are no refunds, rebates, discounts or other adjustments payable with respect to any such accounts receivable from such three largest customers. To the best knowledge of the Company and the Shareholder, the accounts receivable set forth in the Company's balance sheet for the fiscal year ended December 31, 1997 have been or will be, with respect to the Company's three largest customers, collected in full, net of applicable reserves.

     5.23 BOARD OF DIRECTORS APPROVAL. The Board of Directors of the Company has unanimously approved the transactions contemplated by this Agreement. Such action of the Board of Directors remain in full force and effect and no other action on the part of the Board of Directors shall be necessary to consummate the transactions contemplated by this Agreement.

     5.24 NO AGREEMENTS TO SELL. Except as contemplated by this Agreement, neither the Company nor the Shareholder has any legal obligation, absolute or contingent, to any Person to sell, transfer or assign, directly or indirectly, any of the Shares or any of the capital stock, material assets or business of the Company, to sell all or substantially all of the assets of the Company, or to effect any merger, consolidation, liquidation, dissolution, recapitalization or other reorganization of the Company or to enter into any agreement with respect thereto.

     5.25 BROKERS. Except as set forth in Schedule 5.25, neither the Company nor the Shareholder has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

     5.26 TRANSACTIONS WITH AFFILIATED PARTIES. Schedule 5.26 sets forth a true and complete list and description of all transactions, involving the annual receipt or expenditure of One Hundred Thousand Dollars ($100,000) or more, engaged in between the Company and (a) any director, officer or stockholder of the Company, or any of their respective spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation controlled by any such person, or any partnership or other Person in which any such person or party owns a controlling interest and (b) the Shareholder or any corporation controlled by the Shareholder.

     5.27      REGULATION S REPRESENTATIONS AND COVENANTS.

               (a) The Shareholder understands and acknowledges that: (i) the STAR Shares have not been and will not be registered under the Securities Act, or under any state securities or blue sky laws (except as set forth in the Registration Rights Agreement, as defined below), and may not be offered or sold in the United States or to, or for the account or benefit of, any "U.S. person" (as defined in Regulation S), unless they are registered under the Securities Act and any applicable state securities or blue sky laws or unless an exemption from such registration requirements is available; and (ii) the STAR Shares are being offered and sold in a manner intended to comply with the conditions contained in Regulation S, which permits securities to be sold in "offshore transactions" (as defined in Regulation S), subject to certain terms and conditions. Such Shareholder represents and warrants that it is not purchasing the STAR Shares in any transaction or series of transactions that, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

               (b) The Shareholder is not a "U.S. person" and is not acquiring the STAR Shares for the benefit of any "U.S. person."

               (c) During the period of 40 days following the Closing Date (the "Restricted Period"), the Shareholder will not offer or sell the STAR Shares in the United States or to, or for the account or benefit of a "U.S. person." Any proposed offer or sale of any of the STAR Shares prior to the end of the Restricted Period will be subject to the prior delivery by the Shareholder to STAR of: (i) a written certification that the STAR Shares have not been offered or sold in the United States or to, or for the account or benefit of, any "U.S. person"; and (ii) a written certification of the proposed transferee, reasonably acceptable to STAR, confirming that such transferee is outside the United States, is not a "U.S. person," and that the transfer is otherwise permissible under Regulation S. The Shareholder will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) the STAR Shares otherwise than in compliance with the Securities Act, any applicable state securities or blue sky laws and any applicable securities laws of jurisdictions outside the United States, and the rules and regulations promulgated thereunder.

               (d) The Shareholder understands that it should consult with United States legal counsel prior to offering or selling all or any part of the STAR Shares in the United States.

               (e) During the period that is five business days immediately prior to the Closing Date, the Shareholder will not, and from the Closing Date and through the expiration of the Restricted Period, such Shareholder will not, directly or indirectly, execute or effect or cause to be executed or effected any short sale, option or equity swap transaction in or with respect to the STAR Common Stock or any other derivative security transaction, the purpose or effect of which is to hedge or transfer to a third party all or any part of the risk of loss associated with such Shareholder's ownership of the STAR Shares.

               (f) The Shareholder acknowledges and agrees that the certificates evidencing the STAR Shares shall have a legend substantially as follows:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CONTRACTUAL RESTRICTIONS PURSUANT TO WHICH, PRIOR TO [40 DAYS AFTER THE CLOSING DATE] (THE "TERMINATION DATE"), NO OFFER OR SALE (COLLECTIVELY, A "DISPOSITION") OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS (A) THE DISPOSITION IS MADE OUTSIDE THE UNITED STATES AND TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY PERSON WHO IS NOT A "U.S. PERSON," AND
               (B) PRIOR TO SUCH DISPOSITION, THE BENEFICIAL OWNER OF SUCH SHARES AND THE PROPOSED TRANSFEREE SUBMIT A CERTIFICATION AS DESCRIBED IN THAT CERTAIN STOCK PURCHASE AGREEMENT PURSUANT TO

               WHICH THESE SECURITIES WERE ISSUED. SUCH CONTRACTUAL RESTRICTIONS TERMINATE ON, AND THIS LEGEND MAY BE REMOVED UPON PRESENTATION OF THIS STOCK CERTIFICATE TO THE TRANSFER AGENT OR THE ISSUER AT ANY TIME AFTER THE TERMINATION DATE."

               (g) The Shareholder will be entitled to obtain from STAR's transfer agent (the "Transfer Agent") at any time from the first business day following the Restricted Period one or more substitute stock certificates without the restrictive legend described above upon surrender to the Transfer Agent of the stock certificate or certificates delivered pursuant to the preceding paragraph which, in the case of any holder subsequent to the Shareholder must be duly endorsed for transfer or surrender. STAR shall be responsible for the payment of any amount necessary to be paid pursuant to any transfer tax or similar governmental charge relating to such transaction.


                                      ARTICLE VI
                               COVENANTS AND AGREEMENTS

     6.1 CONDUCT OF THE BUSINESS OF THE COMPANY PRIOR TO THE CLOSING DATE. The Company and the Shareholder agree that, from and after the date hereof until the Closing Date, except as otherwise consented to or approved in writing by STAR or expressly permitted by this Agreement:

               (a) the business of the Company shall be conducted only in the ordinary course and consistent with past practice;

               (b) each of the Company shall not (i) amend its Certificate of Incorporation or By-Laws, (ii) change the number of authorized, issued or outstanding shares of its capital stock, (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (iv) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock or
(v) split, combine or reclassify its outstanding shares of capital stock;

               (c) the Company shall not, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of the capital stock of the Company, (ii) other than in the ordinary course of business and consistent with past practice, incur any material indebtedness for borrowed money, except material indebtedness for borrowed money incurred under credit facilities existing as of the date hereof, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business consistent with past practices or (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets of the Company other than in the ordinary course of business and consistent with past practice;

               (d) the Company shall use its reasonable efforts to preserve intact in all material respects the business organization of the Company, to keep available the services of its operating personnel and to preserve in all material respects the goodwill of those having business relationships with it, including, without limitation, suppliers and customers;

               (e) the Company will not, directly or indirectly, (i) increase the compensation payable or to become payable by it to any of its employees, officers or directors, except in accordance with the employment agreements and arrangements and the employee welfare and benefit plans set forth on
Schedule 5.11, and except, with respect to employees who are not directors or officers, for increases in the ordinary course of business, consistent with past practice, (ii) adopt additional benefit plans, or make any payment or provision, with respect to any stock option, bonus, profit sharing, pension, retirement, deferred compensation, employment or other payment or employee compensation plan, agreement or arrangement for the benefit of employees of the Company, except in the ordinary course of business consistent with past practices, (iii) grant any stock options or stock appreciation rights or issue any warrants, (iv) enter into or amend any employment or severance agreement or arrangement, other than with respect to at will clerical employees in the ordinary course of business, or (v) make any loan or advance to (other than with respect to travel expenses advanced in the ordinary course of business), or enter into any written contract, lease or commitment with, any officer or director of the Company;

               (f) the Company shall not, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

               (g) the Company shall not make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers, acquisition or financing of equipment or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, other than in the ordinary course of business consistent with past practice;

               (h) the Company shall not enter into modify or amend in any material respect or take any action to terminate their respective material contracts, except in the ordinary course of business;

               (i) the Company shall not take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by GAAP;

               (j) the Company shall not, without the consent of STAR (which consent shall not be unreasonably withheld or delayed), settle or compromise any material federal, state, local or foreign income tax proceeding or audit;

               (k) the Company and the Shareholder will promptly advise STAR in writing of any event or condition that has had a Material Adverse Effect or any material breach of the Company's representations or warranties, or any material breach by the Company or the Shareholder of a covenant contained herein of which the Company or the Shareholder has knowledge; and

               (l) neither the Company nor the Shareholder shall enter into an agreement to do any of the things prohibited by clauses (a) through (k).

     6.2 ACCESS TO PROPERTIES AND RECORD; STAR NOTICE. The Company shall afford to STAR and its accountants, counsel and representatives, reasonable access during normal business hours throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and written records (including but not limited to tax returns for the preceding six years), and shall make reasonably available its officers and employees to answer questions put to them thereby; provided that no investigation pursuant to this Section 6.2 shall alter any representation or warranties of any party hereto or conditions to the obligation of the parties hereto; provided, further, that such access shall not unreasonably interfere with the normal business operations of any of the parties hereto.

     6.3 ACQUISITION PROPOSALS. Following the execution of this Agreement, none of the Company, the Shareholder nor any of the Company's directors, partners, officers, employees or other representatives or agents shall, directly or indirectly, communicate, solicit, initiate, encourage or participate (including furnishing information concerning the Company's business, properties or assets) in any discussions or negotiations with regard to any proposal to acquire, directly or indirectly, any shares of the capital stock of the Company, or with regard to any other transaction relating directly or indirectly to a stock sale, merger, consolidation or other business combination involving the Company or any Shareholder, or the acquisition of a substantial portion of the assets of the Company (an "Acquisition Proposal"). The Company and the Shareholder will immediately communicate to STAR the identity of any Person that contacts the Company or the Shareholder with respect to the initial terms of a potential Acquisition Proposal.

     6.4       INDEMNIFICATION BY STAR.

               (a) STAR agrees to indemnify the Company, the Shareholder and their respective officers, directors, employees, agents and representatives (collectively, the "Shareholder Indemnitees") against, and hold such Shareholder Indemnitees harmless from, any and all claims, obligations, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses), damages, losses and liabilities (collectively, "Losses") arising out of the breach of any representation, warranty, covenant or agreement of STAR herein. Notwithstanding the foregoing, STAR shall not be liable to any Shareholder Indemnitee under this Section 6.4(a) until the aggregate of all such Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000) ("STAR's Threshold Amount"), in which case STAR shall be required to indemnify the Shareholder Indemnitees for the full amount of such Losses, including STAR's Threshold Amount. Notwithstanding the foregoing, no claim for indemnification under this
Section 6.4(a) may be made after the end of the Escrow Period.

               (b) Each of the Shareholder Indemnitees agrees to give STAR prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any Loss as to which it may request indemnification hereunder. STAR shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding (provided that STAR shall have first acknowledged its indemnification obligations hereunder specifically in respect of such claim or proceeding) at its own expense, which counsel shall be reasonably satisfactory to the Shareholder Indemnitees. If STAR elects to assume the defense of any such claim or proceeding, the Shareholder Indemnitees may participate in such defense, but in such case the expenses of the Shareholder Indemnitees incurred in connection with such participation shall be paid by the Shareholder Indemnitees. The Shareholder Indemnitees shall reasonably cooperate with STAR in the defense or settlement of any such claim, assertion, event or proceeding. If STAR elects to direct the defense of any such claim or proceeding, the Shareholder Indemnitees shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless STAR consents in writing to such payment or unless STAR withdraws from the defense of such asserted Loss, or unless a final judgment from which no appeal may be taken by or on behalf of STAR is entered against such indemnified party for such Loss. STAR will not settle or compromise any claim subject to this Section 6.4(b) without the prior consent of the affected Shareholder Indemnitees, such consent not to be unreasonably withheld, provided that such consent shall not be necessary if such settlement or compromise includes (i) the payment of monetary damages by STAR on behalf of such Shareholder Indemnitees and (ii) the full release of such Persons. If STAR shall fail to defend, or if, after commencing or undertaking any such defense, STAR fails to prosecute or withdraws from such defense, the Shareholder Indemnitees shall have the right to undertake the defense or settlement thereof at STAR's expense.

     6.5       INDEMNIFICATION BY THE SHAREHOLDER.

               (a) The Shareholder agrees to indemnify STAR, and each of STAR's respective officers, directors, employees, agents and representatives (collectively, the "STAR Indemnitees"), against, and hold such STAR Indemnitees harmless from any and all Losses of STAR arising out of the breach of any representation, warranty, covenant or agreement of the Shareholder herein or (to the extent that such breach occurs prior to the Closing) of the Company herein. Notwithstanding the foregoing, the Shareholder shall not be liable to the STAR Indemnitees under this Section 6.5(a) until the aggregate of all such Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Shareholder's Threshold Amount"), in which case the Shareholder shall be required to indemnify the STAR Indemnitees for the full amount of such Losses, including the Shareholder's Threshold Amount, provided that the Shareholder's Threshold Amount shall not apply with respect to any Loss resulting from a breach of the representations and warranties contained in Section 5.2. Notwithstanding the foregoing, no claim for indemnification under this Section 6.5(a) may be made after the Escrow Period.

               (b) Each of the STAR Indemnitees agrees to give the Shareholder prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any Loss as to which it may request indemnification hereunder. The Shareholder shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding (provided that the Shareholder shall have first acknowledged its indemnification obligations hereunder specifically in respect of such claim or proceeding) at its own expense, which counsel shall be reasonably satisfactory to the STAR Indemnitees. If the Shareholder elects to assume the defense of any such claim or proceeding, the STAR Indemnitees may participate in such defense, but in such case the expenses of the STAR Indemnitees incurred in connection with such participation shall be paid by the STAR Indemnitees. The STAR Indemnitees shall reasonably cooperate with the Shareholder in the defense or settlement of any such claim, assertion, event or proceeding. If the Shareholder elects to direct the defense of any such claim or proceeding, the STAR Indemnitees shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted Loss, unless the Shareholder consents in writing to such payment or unless the Shareholder withdraws from the defense of such asserted Loss, or unless a final judgment from which no appeal may be taken by or on behalf of the Shareholder is entered against any STAR Indemnitee for such Loss. The Shareholder will not settle or compromise any claim subject to this Section 6.5(b) without the prior consent of the affected STAR Indemnitees, such consent not to be unreasonably withheld, provided that such consent shall not be necessary if such settlement or compromise includes (i) the payment of monetary damages by the Shareholder on behalf of such STAR Indemnitees and (ii) the full release of such Persons. If the Shareholder shall fail to defend, or if, after commencing or undertaking any such defense, the Shareholder fails to prosecute or withdraws from such defense, the STAR Indemnitees shall have the right to undertake the defense or settlement thereof at the Shareholder's expense.

               (c)  Any Loss subject to indemnification pursuant to this
Section 6.5 shall be offset against any appropriate number of Escrow Shares pursuant to the terms and conditions of the Escrow Agreement.

     6.6 CERTAIN LIMITATIONS OF INDEMNIFICATION. Notwithstanding anything contained in this Agreement to the contrary:

               (a) In no event shall the aggregate liability of the Shareholder hereunder exceed the aggregate value of the Escrow Shares at the Closing Date (with such value to be calculated as set forth in the Escrow Agreement). In no event shall any Indemnifying Party be liable to any Indemnified Party for special, indirect or consequential damages or loss of profits. No indemnification shall be made hereunder in respect of any representation or warranty of the Shareholder relating or the Company to or concerning, directly or indirectly, any of the items in the Closing Balance Sheet.

               (b) If any claim for indemnification hereunder is or may be the subject of insurance or other right to indemnification or contribution from any third party, the Indemnified Parties promptly shall notify each applicable insurance carrier of any such claim and related Loss and tender defense thereof to such insurance carrier, and shall notify each potential third party indemnitor or contributor that may be liable for all or any portion of such claim and related Loss.

The Indemnified Parties shall cooperate with each such insurance carrier, and shall pursue diligently all rights against and cooperate with each such third party indemnitor or contributor.

               (c) The indemnification obligations of the Shareholder on the one hand under Section 6.4 and of STAR on the other under Section 6.5 shall constitute the sole and exclusive remedies of STAR on the one hand and the Shareholder on the other hand, for the recovery of money damages with respect to the matters described in Sections 6.4 and 6.5.

               (d) Any liability for indemnification under Section 6.4 or 6.5 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

               (e) If any Indemnifying Party shall be liable for indemnification under Section 6.4 or 6.5, then such Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.

               (f) As used in this Section 6.6, "Indemnified Party" shall mean the Shareholder Indemnitees or the STAR Indemnitees, as applicable.

     6.7       CONFIDENTIALITY.

               (a) Subject to applicable law, STAR will hold, and will cause each of its affiliates, employees, officers, directors and other representatives to hold, in strict confidence, and to not use to the detriment of the Company any information or data concerning the Company furnished to them in connection with the transactions contemplated by this Agreement; and if the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and STAR will return to the Company all such information and data as the Company may request. Notwithstanding the foregoing, a Person may disclose such data and information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of law, (ii) in any action, suit or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, (iii) if the same can be shown to have been previously known by such Person, (iv) if the same hereafter is in the public domain through no fault of such Person, or (v) if the same is later acquired by such Person from another source and such Person is not aware that such source is under an obligation to another party hereto to keep such data and information confidential.

               (b) Subject to applicable law, the Company will hold, and will cause each of the its affiliates, employees, officers, directors and other representatives to hold, in strict confidence, and to not use to the detriment of STAR, any information or data concerning STAR furnished to them in connection with the transactions contemplated by this Agreement, and if the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and the Company will return to STAR all such information and data as STAR may request. Notwithstanding the foregoing, a Person may disclose such data and information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of law, (ii) in any action, suit or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, (iii) if the same can be shown to have been previously known by such Person, (iv) if the same hereafter is in the public domain through no fault of such Person, or (v) if the same is later acquired by such Person from another source and such Person is not aware that such source is under an obligation to another party hereto to keep such data and information confidential.

     6.8 REASONABLE BEST EFFORTS. Subject to the terms and conditions hereof, each of the parties hereto agrees to use his or its reasonable best efforts necessary (a) to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to satisfy the conditions set forth herein as soon as practicable, (b) to have removed or rescinded any temporary, preliminary or permanent injunction, including the injunctions or other orders described in Section 7.1(a), and (c) to defend against any and all litigation. STAR and the Company each agree to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or required by the United States Federal Communications Commission (the "FCC") and applicable state regulatory agencies and public utilities in connection with the transfer of any licenses required hereunder, including without limitation, any license held by the Company under Section 214 of the Communications Act of 1934, as amended (the "Communications Act"), provided that neither party will be required to take any action or to do anything in connection with the foregoing which would materially impair STAR's ownership or operation of all or a material portion of the business and assets of the Company or compel STAR to dispose of all or a material portion of the business or assets of STAR. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

     6.9       DELIVERY OF FINANCIAL STATEMENTS AND OTHER DOCUMENTS BY THE
               COMPANY.

               (a) The Company shall deliver to STAR, as soon as practicable, but in any event within thirty (30) days after the end of each month, and within forty-five (45) days after the end of each quarter, an unaudited balance sheet, statement of income and statement of cash flow for such month or quarter, as the case may be, and for the fiscal year-to-date.

               (b) The Company shall deliver to STAR, as soon as practicable, but in any event within five (5) days of receipt by the Company, copies of any management letters and other correspondence of the Company's independent auditors.

               (c) The Company shall promptly deliver to STAR notice of any material defaults under any Contracts and of any material litigation.

               (d) The Company shall deliver to STAR, as soon as practicable, all other information reasonably requested by STAR, where such information is readily available and may be reduced to written form.

     6.10      DELIVERY OF SEC FILINGS BY STAR; NOTICE TO THE SHAREHOLDER.

               (a) STAR shall deliver to the Company and the Shareholder any and all SEC Filings made by STAR under the Securities Act or the Exchange Act promptly upon the filing thereof.

               (b) STAR shall promptly notify the Shareholder if STAR becomes aware that any of the representations and warranties of the Company and the Shareholder contained herein are not true and correct.

     6.11      NON-COMPETITION.

               (a) The Shareholder agrees that, for a period of 24 months following the Closing Date, the Shareholder will not, on his own behalf, on behalf of any Person controlled by him or by acting as an officer, director, employee, consultant or agent to any Person, solicit, call on or do business with any U.S. based provider or carrier of long distance telecommunication services.

               (b) The Shareholder acknowledges that, due to his unique knowledge and expertise in the area of long distance telecommunications, STAR would not be reasonably and adequately compensated with monetary damages for a breach of this Section 6.11. As such, the Shareholder agrees that STAR shall be entitled to seek injunctive relief for any breach or alleged breach of this
Section 6.11, in addition to any other remedy at law or in equity that may be available to STAR.

     6.12 CERTAIN EVENTS. STAR will promptly advise the Company and the Shareholder in writing of any event or condition that would have a material adverse effect on the ability of STAR to consummate the transactions contemplated hereby, or of any material breach of STAR's representations or warranties or any material breach of a covenant contained herein of which STAR has knowledge.

     6.13 RESTRICTION ON TRANSFER OF SHARES. Notwithstanding anything in this Agreement to the contrary, from and after the Closing Date the Shareholder will not sell, transfer or otherwise dispose of, offer to sell, transfer or otherwise dispose of or take any other action that reduces the risk of the Shareholder's ownership of or investment in any of the STAR Shares, until such time as STAR has published financial results covering at least 30 days of post-Closing combined operations of STAR and the Company. Publication may, without limitation, include a Form 10-Q or 8-K filing, the issuance of a quarterly report or monthly earning report, or any other public issuance that includes combined sales and net income for 30 days of post-Closing operations.

                                     ARTICLE VII
                                 CONDITIONS PRECEDENT

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATION UNDER THIS AGREEMENT. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the acquisition of the Shares illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

               (b) There shall not have been instituted or pending any action or proceeding by or before any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, by any government or governmental authority to restrain, prohibit or materially alter the transactions contemplated by this Agreement, nor shall there be any determination by any government, governmental authority, regulatory or administrative agency or commission which restrains, prohibits or materially alters the transactions contemplated by this Agreement.

     7.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDER UNDER THIS AGREEMENT. The obligation of the Company and the Shareholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

               (a) STAR shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof.

               (b) All representations or warranties of STAR in this Agreement which are qualified with respect to materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty was made as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct (or true and correct in all material respects, as the case may be) as of such specified date.

               (c) Since the date of this Agreement, there shall not have been a material adverse change in the financial condition, results of operations, properties or business of STAR, excluding any such change caused by a general change in the economy or in the telecommunications industry.

               (d) STAR shall have delivered a certificate of its President or Chief Financial Officer to the effect set forth in paragraphs (a), (b) and (c) of this Section 7.2.

               (e) STAR shall have delivered to the Shareholder a Registration Rights Agreement substantially in the form of Exhibit B hereto.

     7.3 CONDITIONS TO OBLIGATIONS OF STAR UNDER THIS AGREEMENT. The obligations of STAR to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

               (a) Each of the Company and the Shareholder shall have performed in all material respects each of its or his obligations under this Agreement required to be performed by it or him on or prior to the Closing Date pursuant to the terms hereof.

               (b) All representations or warranties of the Company and the Shareholder in this Agreement which are qualified with respect to a Material Adverse Effect or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty were made as of the Closing Date except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct (or true and correct in all material respects, as the case may be) as of such specified date.

               (c) Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, properties or business of the Company, excluding any such change caused by a general change in the economy or in the telecommunications industry.

               (d) The Company shall have delivered a certificate of its President to the effect set forth in paragraphs (a), (b) and (c) to this
Section 7.3.

               (e) STAR shall have received letters of resignation addressed to the Company from all members of the Company's board of directors, which resignations shall be effective as of the Closing Date.

               (f) STAR shall have received an audited balance sheet of the Company for the fiscal year ended December 31, 1997, along with an audited statement of income and statement of cash flow for such period. STAR shall also have received a schedule certified by the President of the Company and setting forth outstanding accounts receivable and accounts payable of the Company as of December 31, 1997 with respect to SatCor and MedNet.

               (g) The SEC shall have reviewed and approved of STAR's accounting treatment of the transactions contemplated hereby as a "pooling of interests."

               (h) STAR shall have received true and correct copies of the Company's existing operating agreements with telecommunication service providers in each of Zaire and Guinea.


                                     ARTICLE VIII
                          TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

               (a) by the mutual consent of STAR, the Company and the Shareholder;

               (b) by STAR if (i) there has occurred a material adverse change in the financial condition, operations, or business of the Company or (ii) there is a breach of any of the representations or warranties of the Company which are qualified with respect to a Material Adverse Effect or materiality or if the Company shall have breached in any material respect any of such representations or warranties which are not so qualified, or if the Company fails to comply in any material respect with any of its covenants or agreements contained herein, which breaches or failures, as the case may be, are, in the aggregate, material in the context of the transactions contemplated by this Agreement; and

               (c) by the Company and the Shareholder if (i) there has occurred a material adverse change in the financial condition, operations or business of STAR or (ii) there is a breach of any of the representations or warranties of STAR which are qualified with respect to materiality or if STAR shall have breached in any material respect any of such representations or warranties which are not so qualified, or if STAR fails to comply in any material respect with any of its covenants or agreements contained herein, which breach or failures, as the case may be, are, in the aggregate, material in the context of the transactions contemplated by this Agreement; and

               (d) by any of STAR, the Company or the Shareholder, if on or before May 31, 1998 the transactions contemplated by this Agreement shall not have been consummated; provided that neither party may terminate under this
Section 8.1(d) if such failure has been caused by that party's material breach of this Agreement; provided, further, that if any condition to this Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body resulting from an action or proceeding commenced by any party which is not a government or governmental authority, then at the request of either party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 30 days, to permit the parties to have such injunction vacated or order reversed.

     8.2 AMENDMENT. Subject to the applicable provisions of the General Corporation Law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.3 WAIVER. At any time prior to the Closing Date, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and (iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                      ARTICLE IX
                                    MISCELLANEOUS

     9.1 SURVIVAL. The representations and warranties set forth herein shall terminate and be extinguished at the end of the Escrow Period.

     9.2 EXPENSES AND FEES. The Shareholder shall bear the costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

     9.3 NOTICES. All notices, consents, approvals, waivers and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or by telecopier to the parties at the following addresses and facsimile numbers:

               (a)  If to STAR, to:

                         STAR Telecommunications, Inc.
                         223 E. De La Guerra St.
                         Santa Barbara, CA  93101
                         Attention:  Kelly D. Enos
                         Fax: (805) 884-1137

                    with copies to:

                         Riordan & McKinzie
                         300 South Grand Avenue,  Ste. 2900
                         Los Angeles, CA  90071
                         Attention: Timothy F. Sylvester, Esq.
                         Fax:  (213) 229-8550

               (b)  If to the Company, to:

                         T-1 Corp.
                         405 Park Avenue
                         New York, NY  10022
                         Attention:  Azmi Mikati
                         Fax:  (212) 444-8008

                    with copies to:

                         Whitman Breed Abbott & Morgan LLP
                         200 Park Avenue
                         New York, NY  10166
                         Attention: James P. Gerkis, Esq.
                         Fax: (212) 351-3131

               (c)  If to the Shareholder, to:

                         Taha Mikati
                         P.O. Box 116876
                         Socam Building
                         Njla Kfouri Street
                         Beirut
                         LEBANON
                         Fax: (011) (9611) 869113

                    with copies to:

                         Whitman Breed Abbott & Morgan LLP
                         200 Park Avenue
                         New York, NY  10166
                         Attention: James P. Gerkis, Esq.
                         Fax: (212) 351-3131

or at such other addresses as shall be furnished by the parties by like notice, and such notice or other communications shall be deemed to have been given or made upon delivery or receipt thereof.

     9.4 HEADINGS. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     9.5 PUBLICITY. The parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without consulting with all other parties and their respective counsel and without delivering a draft of any such press release to such parties.

     9.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     9.7 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement is not intended to confer upon any other person any rights or remedies hereunder other than the Shareholder Indemnitees and/or the STAR Indemnitees.

     9.8 COUNTERPARTS. This Agreement may be executed (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     9.9 INVALIDITY, ETC. In the event that any provision of this Agreement shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

     9.10 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

     9.11 GOVERNING LAW. The validity and interpretation of this Agreement shall be governed by the laws of the State of Delaware, without reference to the conflict of laws principles thereof.

     9.12 BOOKS AND RECORDS. From and after the Closing and until the sixth anniversary thereof (or for such longer period as may be required by law or as may be reasonably necessary as a result of tax audits and contests), each of STAR and the Company agrees to grant to the Shareholder, upon reasonable notice and during normal business hours, reasonable access to, and the right to make copies of, any books and records of the Company that pertain to the

Company or the operation of its business on or prior to the Closing Date, for any reasonable business purpose of the Shareholder, provided that, in connection with such access, other than for purposes of the filing of tax returns by the Shareholder or any other tax related matter, the Shareholder may, in the sole discretion of the Company, be required to execute and deliver a reasonable confidentiality agreement or similar nondisclosure document. Neither STAR nor the Company shall destroy any item referred to above in this Section 9.12 without first offering to the Shareholder the opportunity, at the Shareholder's expense to obtain the same.






               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, STAR, the Company and the Shareholder have caused this Agreement to be executed as of the date first written above.



STAR:                         STAR Telecommunications, Inc.


                              By:
                                   --------------------------------------------

                                   Kelly D. Enos
                                   Chief Financial Officer


THE COMPANY:                  T-One Corp.


                              By:
                                   --------------------------------------------
                                   Name:
                                         --------------------------------------
                                   Title:
                                         --------------------------------------


THE SHAREHOLDER:



                              -------------------------------------------------
                              Taha Mikati

               IN WITNESS WHEREOF, STAR, the Company and the Shareholder have caused this Agreement to be executed as of the date first written above.



STAR:                         STAR Telecommunications, Inc.


                              By:  /s/ KELLY D. ENOS
                                   --------------------------------------------
                                   Kelly D. Enos
                                   Chief Financial Officer


THE COMPANY:                  T-One Corp.


                              By:  /s/ AZMI MIKATI
                                -----------------------------------------------
                                   Name:  Azmi T. Mikati
                                   Title:
                                          -------------------------------------


THE SHAREHOLDER:



                              Taha Mikati